News Release

Pioneer Natural Resources Reports Third Quarter 2021 Financial and Operating Results

Dallas, Texas, November 3, 2021 - Pioneer Natural Resources Company (NYSE:PXD) ("Pioneer" or "the Company") today reported financial and operating results for the quarter ended September 30, 2021. Pioneer reported third quarter net income attributable to common stockholders of $1.0 billion, or $4.07 per diluted share. These results include the effects of noncash mark-to-market adjustments and certain other unusual items. Excluding these items, non-GAAP adjusted income for the third quarter was $1.1 billion, or $4.13 per diluted share. Cash flow from operating activities for the third quarter was $2.0 billion.

Highlights

•Delivered record free cash flow1 of $1.1 billion during the third quarter

•Announced divestiture of Delaware Basin assets for $3.25 billion, returning Pioneer to a pure-play operator in the high-margin, high-return Midland Basin

•Declared quarterly variable dividend of $3.02 per share to be paid during the fourth quarter, a 100% increase from the prior quarter variable dividend per share payment

•Increased quarterly base dividend to $0.62 per share, or $2.48 per share on an annualized basis, representing a greater than 10% increase from the prior quarter per share payment

•Averaged third quarter oil production of 389 thousand barrels of oil per day (MBOPD), in the upper half of guidance

•Averaged third quarter production of 676 thousand barrels of oil equivalent per day (MBOEPD), in the upper half of guidance

CEO Scott D. Sheffield stated, “Pioneer continues to execute at a high level, delivering another strong quarter and generating record quarterly free cash flow1 of $1.1 billion. Our peer-leading distribution framework will result in returning approximately 80% of third quarter free cash flow, or approximately $880 million, to shareholders through our base and variable dividend payments in the fourth quarter of 2021.

With the divestment of the Delaware Basin assets for $3.25 billion, Pioneer is 100% focused on developing its high-margin, high-return Midland Basin assets where we have decades of operating experience and the size and scale to generate significant free cash flow. This divestment strengthens our balance sheet and enables Pioneer to add opportunistic share repurchases during market dislocations to our capital return strategy.

Our strong financial and operational outlook is complemented by Pioneer's commitment to sustainable practices as evidenced by our robust emission reduction goals and targets that we outline in our recently published 2021 Sustainability and Climate Risk reports. With our solid Environmental, Social and Governance (ESG) foundation and our unmatched investment framework, we believe our differentiated strategy will drive significant long-term value for Pioneer shareholders.”

Financial Highlights

Pioneer maintains a strong balance sheet, with unrestricted cash on hand at the end of the third quarter of $581 million and net debt of $6.3 billion. The Company had $2.6 billion of liquidity as of September 30, 2021, comprised of $581 million of unrestricted cash and a $2.0 billion unsecured credit facility (undrawn as of September 30, 2021).

During the third quarter, the Company’s drilling, completion and facilities capital expenditures totaled $960 million. The Company’s total capital expenditures2, including water infrastructure, totaled $982 million.

Cash flow from operating activities during the third quarter was $2.0 billion, leading to free cash flow1 of $1.1 billion.

The Company announced today that its Board of Directors has approved an increase in the Company's quarterly cash base dividend from $0.56 per share to $0.62 per share, or $2.48 per share on an annualized basis. This payment represents a greater than 10% increase when compared to the base dividend paid in October 2021. Pioneer's strong record of base dividend growth is demonstrated through the Company's peer-leading five-year compound annual base dividend growth rate of 96%.

In addition to a strong base dividend, the Company's investment framework provides significant shareholder returns through a quarterly cash variable dividend3 of up to 75% of the prior quarter’s free cash flow after deducting the base dividend paid during the prior quarter. For the fourth quarter, the Board of Directors has declared a quarterly cash variable dividend of $3.02 per share, or a total of approximately $740 million being returned to shareholders. This represents approximately 75% of the Company’s third quarter free cash flow after deducting the base dividend distributed in July.

Including the base and variable dividend, total dividend payments during the fourth quarter will be $3.58 per share, representing a current annualized yield of approximately 8% (based on the Company's closing stock price as of October 29, 2021).

Pioneer's balance sheet and leverage metrics continue to strengthen with the divestment of the Company's Delaware Basin assets and the strong commodity price environment. This enhanced financial strength provides Pioneer with the flexibility to opportunistically return additional capital to shareholders through a share repurchase program during market dislocations. The Company has $1.1 billion of remaining capacity under a $2 billion share repurchase program that was authorized during the fourth quarter of 2018. Pioneer believes this peer-leading return of capital strategy, which combines a base dividend, a substantial variable dividend and opportunistic share repurchases, creates significant long-term value for shareholders.

Third Quarter Financial Results

For the third quarter of 2021, the average realized price for oil was $69.24 per barrel. The average realized price for natural gas liquids (NGLs) was $35.66 per barrel, and the average realized price for gas was $4.05 per thousand cubic feet. These prices exclude the effects of derivatives.

Production costs, including taxes, averaged $8.09 per barrel of oil equivalent (BOE). Depreciation, depletion and amortization (DD&A) expense averaged $11.32 per BOE. Exploration and abandonment costs were $10 million. General and administrative (G&A) expense was $72 million. Interest expense was $41 million. The net cash flow impact related to purchases and sales of oil and gas, including firm transportation, was a loss of $83 million. Other expense was $34 million, or $26 million excluding unusual items4.

Operations Update

During the third quarter, Pioneer continued to deliver strong operational efficiency gains that enabled the Company to place 142 horizontal wells on production. Drilling and completion efficiency improvements have resulted in a 70% increase in drilled feet per day and an 80% increase in completed feet per day when compared to 2017 averages. The Company continues to see benefits from utilizing simulfrac technology and plans to run two simulfrac fleets during the remainder of 2021. These efficiency improvements continue to benefit the Company’s capital program and capital efficiency metrics.

2021 Outlook

The Company expects its 2021 drilling, completions and facilities capital budget to range between $2.95 billion to $3.25 billion. An additional $100 million and $50 million is budgeted for integration expenses related to the acquisitions of Parsley and DoublePoint, respectively, resulting in a total 2021 capital budget2 range of $3.1 billion to $3.4 billion. The Company expects its capital program to be fully funded from forecasted 2021 cash flow5 of $6.55 billion.

During 2021, the Company plans to operate an average of 22 to 24 horizontal drilling rigs in the Permian Basin, including a one-rig average program in the Delaware Basin and a three-rig average program in the southern Midland Basin joint venture area. The 2021 capital program is expected to place approximately 535 wells on production. Pioneer expects 2021 oil production of 356 to 359 MBOPD and total production of 613 to 619 MBOEPD, reflecting the impact of the Glasscock acreage divestiture that closed in October 2021.

Pioneer's investment framework prioritizes free cash flow generation and return of capital to shareholders. This capital allocation strategy is intended to create long-term value by limiting the reinvestment of cash flow to enhance the Company's free cash flow profile while targeting a long-term leverage ratio of 0.5 times net debt to EBITDAX. This investment framework is expected to deliver a mid-teens total annual return, inclusive of a strong and growing base dividend, a significant variable dividend and high-return oil growth. Pioneer's investment framework is further augmented by the ability to fund opportunistic share repurchases during market dislocations. The Company believes this differentiated strategy positions Pioneer to be competitive across industries.

The Company’s financial and derivative mark-to-market results and open derivatives positions are outlined in the attached schedules.

Fourth Quarter 2021 Guidance

Fourth quarter 2021 oil production is forecasted to average between 388 to 403 MBOPD and total production is expected to average between 670 to 695 MBOEPD, reflecting the impact of the Glasscock acreage divestiture that closed in October 2021. Production costs are expected to average $7.50 per BOE to $9.00 per BOE, reflecting the impact of higher commodity prices on forecasted production taxes. DD&A expense is expected to average $10.75 per BOE to $12.75 per BOE. Total exploration and abandonment expense is forecasted to be $10 million to $20 million. G&A expense is expected to be $67 million to $77 million. Interest expense is expected to be $39 million to $44 million. Other expense is forecasted to be $15 million to $30 million. Accretion of discount on asset retirement obligations is expected to be $2 million to $5 million. The cash flow impact related to purchases and sales of oil and gas, including firm transportation, is expected to be a loss of $45 million to $75 million, based on forward oil price estimates for the quarter. The Company’s effective income tax rate is expected to be between 22% to 27%.

Environmental, Social & Governance (ESG)

Pioneer views sustainability as a multidisciplinary focus that balances economic growth, environmental stewardship and social responsibility. The Company emphasizes developing natural resources in a manner that protects surrounding communities and preserves the environment.

During the third quarter, Pioneer published its 2021 Sustainability Report, highlighting the Company's focus and significant progress on its ESG initiatives. The report highlights the Company's Net Zero ambition by 2050 for both Scope 1 and Scope 2 and enhanced emissions reduction targets for greenhouse gas (GHG) and methane. In addition, the report details the Company's 2020 performance in a variety of ESG related endeavors.

Many key initiatives are underway that will result in tangible progress towards the Company's planned pathway to reach Net Zero. In support of this, Pioneer achieved a 27% reduction in GHG emission intensity and a 50% reduction in methane intensity in 2020, when compared to a 2019 baseline, exceeding the Company's previously established targets. With this achievement, Pioneer has strengthened its 2030 emission reduction goals to a 50% reduction in GHG intensity and a 75% reduction in methane intensity from the Company's 2019 baseline. Additionally, the Company achieved a flaring intensity that was 79% lower in 2020 than Pioneer's goal to limit flaring to 1% of natural gas produced. As previously disclosed, the Company plans to end routine flaring, as defined by the World Bank, by 2030, with an aspiration to reach this goal by 2025.

In addition to emissions related goals, Pioneer is adopting a target to reduce freshwater use in the Company's completion operations to less than 25% by 2026. Pioneer expects to achieve this goal by expanding the Company's recycling capabilities and through its unique partnerships with the cities of Midland and Odessa to utilize reclaimed water. Pioneer has already achieved a 50% reduction in freshwater use from its 2015 completions baseline.

Pioneer recently published the Company's first Climate Risk Report, which increases the transparency of Pioneer’s progress toward integrating climate-related risks and opportunities into the Company’s governance structure, business strategy and planning process, and risk management practice. The report is structured in accordance with the four core principles of the Task Force on Climate-related Financial Disclosures (TCFD): governance, strategy, risk management, and metrics and targets.

Socially, Pioneer maintains a proactive safety culture, supports a diverse workforce and inspires teamwork to drive innovation. The Board of Directors’ Health, Safety and Environment (HSE) and Nominating and Corporate Governance Committees provide director-level oversight of these activities. These committees help to promote a culture of continuous improvement in the Company’s diversity, equity and inclusion and safety and environmental practices. As part of this ongoing effort, the Pioneer Board of Directors expanded the responsibilities of its Sustainability and Climate Oversight Committee to provide additional oversight and strategic direction in sustainability and climate matters at the Company. Consistent with the high priority placed on HSE and ESG, the Board of Directors increased the executive annual incentive compensation weighting for these metrics from 10% to 20% in 2021.

In addition to the increased weighting towards HSE and ESG metrics, Pioneer's executive incentive compensation continues to be aligned with shareholder interests. Beginning in 2021, return on capital employed (ROCE) has been included as an incentive compensation metric, along with cash return on capital invested (CROCI), which was added in 2020. These metrics have a combined weighting of 20%, while the production and reserves goals that were previously included as incentive compensation metrics have been removed.

Pioneer has amended executive equity compensation as well, with the S&P 500 index being added into the total stockholder return (TSR) peer group for performance awards beginning in 2021, and, for the second consecutive year, the long-term equity compensation for the Company’s Chief Executive Officer will be 100% in performance awards, with 100% of such awards being "at-risk" based on performance relative to the TSR peer group. These updates to Pioneer’s executive incentive and equity compensation programs demonstrate the Company’s continuing commitment to aligning total executive compensation with the interests of our shareholders.

For more details, see Pioneer’s 2021 Sustainability Report and 2021 Climate Risk Report at pxd.com/sustainability.

Earnings Conference Call

On Thursday, November 4, 2021, at 9:00 a.m. Central Time, Pioneer will discuss its financial and operating results for the quarter ended September 30, 2021, with an accompanying presentation. Instructions for listening to the call and viewing the accompanying presentation are shown below.

Internet: www.pxd.com
Select "Investors," then "Earnings & Webcasts" to listen to the discussion, view the presentation and see other related material.

Telephone: Dial (800) 667-5617 and enter confirmation code 5853688 five minutes before the call.

A replay of the webcast will be archived on Pioneer’s website. This replay will be available through November 30, 2021. Click here to register for the call-in audio replay and you will receive the dial-in information.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit www.pxd.com.

Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of commodity prices; product supply and demand; the impact of a widespread outbreak of an illness, such as the COVID-19 pandemic, on global and U.S. economic activity; competition; the ability to obtain environmental and other permits and the timing thereof; the effect of future regulatory or legislative actions on Pioneer or the industry in which it operates, including potential changes to tax laws and the risk of new restrictions with respect to development activities; the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms; completion of planned divestitures; potential liability resulting from pending or future litigation; the costs and results of drilling and operations; availability of equipment, services, resources and personnel required to perform the Company’s drilling and operating activities; access to and availability of transportation, processing, fractionation, refining, storage and export facilities; Pioneer’s ability to replace reserves, implement its business plans or complete its development activities as scheduled; the declaration or payment of future dividends; the risk that the Company will not be able to fully or timely realize the expected synergies and accretion metrics from the Parsley Energy, Inc. and Double Eagle III Midco 1 LLC acquisitions; access to and cost of capital; the financial strength of counterparties to Pioneer’s credit facility, investment instruments and derivative contracts and purchasers of Pioneer’s oil, natural gas liquids and gas production; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; Pioneer’s ability to achieve its emissions reduction, flaring and other ESG targets; the assumptions underlying forecasts, including forecasts of production, capital expenditures, expenses, cash flow and cash flow from purchases and sales of oil and gas, net of firm transportation commitments; sources of funding; quality of technical data; environmental and weather risks, including the possible impacts of climate change on operations and product demand; cybersecurity risks; the ability to implement planned stock repurchases; the risks associated with the ownership and operation of the Company’s water services business and acts of war or terrorism. These and other risks are described in Pioneer’s Annual Report on Form 10-K for the year ended December 31, 2020, Quarterly Reports on Form 10-Q filed thereafter and other filings with the United States Securities and Exchange Commission. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse effect on it. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Pioneer undertakes no duty to publicly update these statements except as required by law.

Footnote 1: Free cash flow is a non-GAAP financial measure. As used by the Company, free cash flow is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities and cash transaction costs associated with acquisitions, less capital expenditures. See the supplemental schedules for a reconciliation of third quarter 2021 free cash flow to the comparable GAAP number. Forecasted free cash flow numbers are non-GAAP financial measures. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.

Footnote 2: Excludes acquisitions, asset retirement obligations, capitalized interest, geological and geophysical G&A, information technology and corporate facilities.

Footnote 3: Future dividends, whether variable or base, are authorized and determined by the Company's board of directors in its sole discretion. Decisions regarding the payment of dividends are subject to a number of considerations at the time, including without limitation the Company's liquidity and capital resources, the Company's results of operations and anticipated future results of operations, the level of cash reserves the Company may establish to fund future capital expenditures or other needs, and other factors the board of directors deems relevant. The Company can provide no assurance that dividends will be authorized or declared in the future or the amount of any future dividends. Any future variable dividends, if declared and paid, will by their nature fluctuate based on the Company’s free cash flow, which will depend on a number of factors beyond the Company’s control, including commodities prices.

Footnote 4: Excludes unusual expenses of (i) $5 million associated with the DoublePoint acquisition and (ii) $3 million associated with the Parsley acquisition.

Footnote 5: Forecasted cash flow numbers are non-GAAP financial measures. The 2021 estimated cash flow number represents January through September 2021 cash flow (before working capital changes and Parsley and DoublePoint cash transaction costs) plus October through December forecasted cash flow (before working capital changes) based on strip pricing and utilizing the midpoint of production guidance. Due to their forward-looking nature, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as working capital changes. Accordingly, Pioneer is unable to present a quantitative reconciliation of such forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures. Amounts excluded from this non-GAAP measure in future periods could be significant.

Note: Estimates of future results, including cash flow and free cash flow, are based on the Company’s internal financial model prepared by management and used to assist in the management of its business. Pioneer’s financial models are not prepared with a view to public disclosure or compliance with GAAP, any guidelines of the SEC or any other body. The financial models reflect numerous assumptions, in addition to those noted in this news release, with respect to general business, economic, market and financial conditions and other matters. These assumptions regarding future events are difficult, if not impossible to predict, and many are beyond Pioneer’s control. Accordingly, there can be no assurance that the assumptions made by management in preparing the financial models will prove accurate. It is expected that there will be differences between actual and estimated or modeled results, and actual results may be materially greater or less than those contained in the Company’s financial models.

Pioneer Natural Resources Company Contacts:
Investors
Neal Shah - 972-969-3900
Tom Fitter - 972-969-1821
Greg Wright - 972-969-1770
Chris Leypoldt - 972-969-5834

Media and Public Affairs
Tadd Owens - 972-969-5760

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$581	$1,442
Restricted cash	46	59
Accounts receivable, net	1,680	695
Income taxes receivable	1	4
Inventories	340	224
Derivatives	4	5
Investment in affiliate	144	123
Other	45	43
Total current assets	2,841	2,595
Oil and gas properties, using the successful efforts method of accounting	44,080	24,510
Accumulated depletion, depreciation and amortization	(11,836)	(10,071)
Total oil and gas properties, net	32,244	14,439
Other property and equipment, net	1,726	1,584
Operating lease right-of-use assets	319	197
Goodwill	261	261
Derivatives	1	3
Other assets	157	150
	$37,549	$19,229

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,395	$1,030
Interest payable	30	35
Income taxes payable	29	4
Current portion of long-term debt	244	140
Derivatives	1,176	234
Operating leases	115	100
Other	546	363
Total current liabilities	4,535	1,906
Long-term debt	6,685	3,160
Derivatives	151	66
Deferred income taxes	1,833	1,366
Operating leases	220	110
Other liabilities	932	1,052
Equity	23,193	11,569
	$37,549	$19,229

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues and other income:
Oil and gas	$3,282	$922	$7,787	$2,617
Sales of purchased commodities	1,679	935	4,507	2,391
Interest and other income (loss), net	2	13	42	(145)
Derivative loss, net	(501)	(141)	(2,024)	(41)
Gain on disposition of assets, net	1	2	14	7
	4,463	1,731	10,326	4,829
Costs and expenses:
Oil and gas production	323	163	890	506
Production and ad valorem taxes	179	63	445	182
Depletion, depreciation and amortization	704	393	1,825	1,243
Purchased commodities	1,762	998	4,644	2,598
Exploration and abandonments	10	16	40	35
General and administrative	72	64	216	180
Accretion of discount on asset retirement obligations	2	2	5	7
Interest	41	34	122	94
Other	34	98	384	273
	3,127	1,831	8,571	5,118
Income (loss) before income taxes	1,336	(100)	1,755	(289)
Income tax benefit (provision)	(291)	15	(400)	46
Net income (loss) attributable to common stockholders	$1,045	$(85)	$1,355	$(243)

Net income (loss) per share attributable to common stockholders:
Basic	$4.27	$(0.52)	$5.88	$(1.47)
Diluted	$4.07	$(0.52)	$5.60	$(1.47)

Weighted average shares outstanding:
Basic	244	165	230	165
Diluted	257	165	242	165

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income (loss)	$1,045	$(85)	$1,355	$(243)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	704	393	1,825	1,243
Exploration expenses	—	5	3	8
Deferred income taxes	280	(16)	371	(36)
Gain on disposition of assets, net	(1)	(2)	(14)	(7)
Loss on early extinguishment of debt, net	—	—	2	27
Accretion of discount on asset retirement obligations	2	2	5	7
Interest expense	7	16	19	34
Derivative-related activity	4	60	636	129
Amortization of stock-based compensation	18	21	87	54
Investment in affiliate valuation adjustment	8	18	(21)	119
South Texas contingent consideration valuation adjustment	—	(22)	—	42
South Texas deficiency fee obligation	—	—	—	69
Other	35	31	116	94
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(8)	(97)	(601)	371
Inventories	9	(21)	(93)	13
Other assets	1	(3)	24	24
Accounts payable	(45)	148	515	(164)
Interest payable	(22)	(10)	(76)	(37)
Other liabilities	(45)	(47)	(318)	(201)
Net cash provided by operating activities	1,992	391	3,835	1,546
Net cash used in investing activities	(994)	(236)	(3,035)	(1,342)
Net cash provided by (used in) financing activities	(513)	987	(1,674)	482
Net increase (decrease) in cash, cash equivalents and restricted cash	485	1,142	(874)	686
Cash, cash equivalents and restricted cash, beginning of period	142	249	1,501	705
Cash, cash equivalents and restricted cash, end of period	$627	$1,391	$627	$1,391

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUMMARY PRODUCTION, PRICE AND MARGIN DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Average Daily Sales Volume:
Oil (Bbls)	388,829	200,670	344,692	212,718
Natural gas liquids ("NGLs") (Bbls)	156,873	82,614	136,749	85,707
Gas (Mcf)	780,547	430,106	674,186	418,547
Total (BOE)	675,793	354,968	593,805	368,183

Average Price:
Oil per Bbl	$69.24	$39.22	$64.22	$36.05
NGLs per Bbl	$35.66	$16.93	$30.41	$14.64
Gas per Mcf	$4.05	$1.74	$3.31	$1.50
Total per BOE	$52.79	$28.22	$48.04	$25.94

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Margin Data ($ per BOE):
Average price	$52.79	$28.22	$48.04	$25.94
Production costs	(5.18)	(4.99)	(5.49)	(5.01)
Production and ad valorem taxes	(2.91)	(1.90)	(2.75)	(1.80)
	$44.70	$21.33	$39.80	$19.13

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTARY EARNINGS PER SHARE INFORMATION
(in millions)

The Company uses the two-class method of calculating basic and diluted earnings per share. Under the two-class method of calculating earnings per share, generally acceptable accounting principles ("GAAP") provide that share-based awards with guaranteed dividend or distribution participation rights qualify as "participating securities" during their vesting periods. During periods in which the Company realizes net income attributable to common shareholders, the Company's basic net income per share attributable to common shareholders is computed as (i) net income attributable to common stockholders, (ii) less participating share-based earnings (iii) divided by weighted average basic shares outstanding. The Company's diluted net income per share attributable to common stockholders is computed as (i) basic net income attributable to common stockholders, (ii) plus the reallocation of participating earnings, if any, (iii) plus the after-tax interest expense associated with the Company's convertible senior notes that are assumed to be converted into shares (iv) divided by weighted average diluted shares outstanding. During periods in which the Company realizes a net loss attributable to common stockholders, securities or other contracts to issue common stock would be dilutive to loss per share; therefore, conversion into common stock is assumed not to occur.
The Company's net income (loss) attributable to common stockholders is reconciled to basic and diluted net income (loss) attributable to common stockholders as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss) attributable to common stockholders	$1,045	$(85)	$1,355	$(243)
Participating share-based earnings	(3)	—	(4)	—
Basic net income (loss) attributable to common stockholders	1,042	(85)	1,351	(243)
Adjustment to after-tax interest expense to reflect the dilutive impact attributable to convertible senior notes	2	—	5	—
Diluted net income (loss) attributable to common stockholders	$1,044	$(85)	$1,356	$(243)

Basic weighted average shares outstanding	244	165	230	165
Contingently issuable stock-based compensation	1	—	—	—
Convertible senior notes dilution	12	—	12	—
Diluted weighted average shares outstanding	257	165	242	165

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(in millions)

EBITDAX and discretionary cash flow ("DCF") (as defined below) are presented herein, and reconciled to the GAAP measures of net income (loss) and net cash provided by operating activities, because of their wide acceptance by the investment community as financial indicators of a company's ability to internally fund exploration and development activities and to service or incur debt. The Company also views the non-GAAP measures of EBITDAX and DCF as useful tools for comparisons of the Company's financial indicators with those of peer companies that follow the full cost method of accounting. EBITDAX and DCF should not be considered as alternatives to net income (loss) or net cash provided by operating activities, as defined by GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income (loss)	$1,045	$(85)	$1,355	$(243)
Depletion, depreciation and amortization	704	393	1,825	1,243
Exploration and abandonments	10	16	40	35
Accretion of discount on asset retirement obligations	2	2	5	7
Interest expense	41	34	122	94
Income tax provision (benefit)	291	(15)	400	(46)
Gain on disposition of assets, net	(1)	(2)	(14)	(7)
Loss on early extinguishment of debt, net	—	—	2	27
Derivative-related activity	4	60	636	129
Amortization of stock-based compensation	18	18	54	51
Investment in affiliate valuation adjustment	8	18	(21)	119
South Texas contingent consideration valuation adjustment	—	(22)	—	42
South Texas deficiency fee obligation	—	—	—	69
Restructuring charges (including stock-based compensation)	—	74	1	75
Other	35	31	116	94
Parsley acquisition transaction costs (including stock-based compensation)	3	—	217	—
DoublePoint acquisition transaction costs	5	—	32	—
EBITDAX before acquisition transaction costs and restructuring charges	2,165	522	4,770	1,689
Acquisition transaction costs (excluding stock-based compensation)	(8)	—	(216)	—
Restructuring charges (excluding stock-based compensation)	—	(71)	(1)	(72)
EBITDAX (a)	2,157	451	4,553	1,617
Cash interest expense	(34)	(18)	(103)	(60)
Current income tax (provision) benefit	(11)	(1)	(29)	10
Discretionary cash flow (b)	2,112	432	4,421	1,567
Cash exploration expense	(10)	(11)	(37)	(27)
Changes in operating assets and liabilities	(110)	(30)	(549)	6
Net cash provided by operating activities	$1,992	$391	$3,835	$1,546
______________________
(a)"EBITDAX" represents earnings before depletion, depreciation and amortization expense; exploration and abandonments; accretion of discount on asset retirement obligations; interest expense; income taxes; net gain on the disposition of assets; net loss on early extinguishment of debt; noncash derivative-related activity; amortization of stock-based compensation; noncash valuation adjustments on investment in affiliate, contingent consideration and deficiency fee obligations; and other noncash items.
(b)Discretionary cash flow equals cash flows from operating activities before changes in operating assets and liabilities and cash exploration expense.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions, except per share data)

Adjusted income attributable to common stockholders excluding noncash mark-to-market ("MTM") adjustments and unusual items are presented in this earnings release and reconciled to the Company's net income attributable to common stockholders (determined in accordance with GAAP), as the Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of the Company's business that, when viewed together with its GAAP financial results, provide a more complete understanding of factors and trends affecting its historical financial performance and future operating results, greater transparency of underlying trends and greater comparability of results across periods. In addition, management believes that these non-GAAP financial measures may enhance investors' ability to assess the Company's historical and future financial performance. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP financial measure and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Noncash MTM adjustments and unusual items may recur in future periods; however, the amount and frequency can vary significantly from period to period.
The Company's net income attributable to common stockholders as determined in accordance with GAAP is reconciled to income adjusted for noncash MTM adjustments, including (i) the Company's derivative positions and (ii) the Company's equity investment in ProPetro Holding Corp. ("ProPetro"), and unusual items is as follows:

		Three Months Ended September 30, 2021
	Ref	After-tax Amounts	Per Diluted Share
Net income attributable to common stockholders		$1,045	$4.07
Noncash MTM adjustments:
Derivative loss ($4 MM pretax)		3	0.01
ProPetro stock loss ($8 MM pretax)		7	0.03
Adjusted income excluding noncash MTM adjustments		1,055	4.11
Unusual items:
DoublePoint transaction costs ($5 MM pretax)	(a)	4	0.01
Parsley transaction costs ($3 MM pretax)	(b)	2	0.01
Adjusted income excluding noncash MTM adjustments and unusual items		$1,061	$4.13
_____________________

(a)	Represents costs associated with the integration of DoublePoint.
(b)	Represents costs associated with the integration of Parsley.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (continued)
(in millions)

Free cash flow ("FCF") is a non-GAAP financial measure. As used by the Company, FCF is defined as net cash provided by operating activities, adjusted for changes in operating assets and liabilities and acquisition transaction costs (excluding stock-based compensation), less capital expenditures. The Company believes this non-GAAP measure is a financial indicator of the Company’s ability to internally fund acquisitions, debt maturities, dividends and share repurchases after capital expenditures.

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Net cash provided by operating activities	$1,992	$3,835
Changes in operating assets and liabilities	110	549
Acquisition transaction costs (excluding stock-based compensation)	8	216
Less: Capital expenditures (a)	(982)	(2,486)
Free cash flow	$1,128	$2,114
_____________________
(a)Capital expenditures are calculated as follows:

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Costs incurred	$1,007	$19,594
Less: Excluded items (a)	(47)	(17,161)
Plus: Other property, plant and equipment capital (b)	22	53
Capital expenditures	$982	$2,486
______________________

(a)	Comprised of proved and unproved acquisition costs, asset retirement obligations and geological and geophysical general and administrative costs for the three and nine months ended September 30, 2021.
(b)	Includes other property plant and equipment additions related to water infrastructure and vehicles.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION
Open Commodity Derivative Positions as of September 30, 2021
(Volumes are average daily amounts)

	2021	Year Ending December 31, 2022
	Fourth Quarter
Average daily oil production associated with derivatives (Bbl) (a):
Brent swap contracts:
Volume	17,000	—
Price	$44.45	$—
MEH swap contracts:
Volume	43,000	2,055
Price	$40.52	$42.80
Midland WTI swap contracts:
Volume	5,000	—
Price	$40.50	$—
NYMEX WTI swap contracts:
Volume	15,000	—
Price	$52.85	$—
NYMEX rollfactor swap contracts:
Volume	35,000	—
Price	$0.17	$—
Midland WTI basis swap contracts:
Volume	37,000	26,000
Price	$0.89	$0.50
Brent call contracts sold:
Volume (b)	20,000	—
Price	$69.74	$—
Brent collar contracts:
Volume	—	10,000
Price per Bbl:
Ceiling	$—	$60.32
Floor	$—	$50.00
NYMEX WTI collar contracts:
Volume	6,000	—
Price:
Ceiling	$55.54	$—
Floor	$50.00	$—
Brent collar contracts with short puts:
Volume	90,000	67,000
Price:
Ceiling	$50.74	$66.02
Floor	$45.11	$52.39
Short put	$35.07	$39.25
MEH collar contracts with short puts:
Volume	9,446	—
Price:
Ceiling	$51.29	$—
Floor	$41.55	$—
Short put	$31.55	$—
NYMEX WTI collar contracts with short puts:
Volume	—	12,000
Price:
Ceiling	$—	$65.86
Floor	$—	$52.50
Short put	$—	$40.00

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)

	2021	Year Ending December 31, 2022
	Fourth Quarter
Average daily gas production associated with derivatives (MMBtu):
NYMEX swap contracts:
Volume	160,000	—
Price	$3.63	$—
Dutch TTF swap contracts:
Volume	30,000	30,000
Price	$5.07	$8.87
WAHA swap contracts:
Volume	116,304	4,932
Price	$2.36	$2.46
NYMEX collar contracts:
Volume	247,000	1,726
Price:
Ceiling	$3.20	$3.45
Floor	$2.60	$2.75
NYMEX collar contracts with short puts:
Volume	—	100,000
Price:
Ceiling	$—	$4.00
Floor	$—	$3.20
Short put	$—	$2.50
Basis swap contracts:
Permian Basin index swap volume (c)	7,000	1,726
Price differential	$(0.39)	$(0.39)
______________________
(a)Between October 1, 2021 and November 1, 2021, the Company liquidated certain derivative contracts for (i) 8,152 Bbls per day of MEH swap contracts for January 2022 through March 2022 production with a weighted average swap price of $42.80, (ii) 10,000 Bbls per day of Brent collar contracts for January 2022 through December 2022 production with a weighted average call price of $60.32 and a put price of $50.00 and (iii) 20,000 Bbls per day of Brent collar contracts with short puts for January 2022 through December 2022 production with a weighted average call price of $57.88, put price of $45.50 and short put price of $35.00.
(b)The referenced call contracts were sold in exchange for higher ceiling prices on certain 2020 collar contracts.
(c)The referenced basis swap contracts fix the basis differentials between the index price at which the Company sells a portion of its Permian Basin gas and the NYMEX index price used in swap contracts.
Marketing derivatives. The Company's marketing derivatives reflect two long-term marketing contracts that were entered in October 2019. Under the contract terms, beginning on January 1, 2021, the Company agreed to purchase and simultaneously sell 50 thousand barrels of oil per day at an oil terminal in Midland, Texas for a six-year term that ends on December 31, 2026. The price the Company pays to purchase the oil volumes under the purchase contract is based on a Midland WTI price and the price the Company receives for the oil volumes sold is a weighted average sales price that a non-affiliated counterparty receives for selling oil through their Gulf Coast storage and export facility at prices that are highly correlated with Brent oil prices during the same month of the purchase.

PIONEER NATURAL RESOURCES COMPANY
UNAUDITED SUPPLEMENTAL INFORMATION (continued)
Derivative Gain (Loss), Net
(in millions)

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Noncash changes in fair value:
Oil derivative gain (loss), net	$243	$(309)
Gas derivative loss, net (a)	(253)	(330)
Marketing derivative gain, net	6	3
Total noncash derivative loss, net	(4)	(636)

Net cash payments on settled derivative instruments:
Oil derivative payments (b)	(427)	(1,283)
Gas derivative payments (c)	(59)	(74)
Marketing derivative payments	(11)	(31)
Total cash payments on settled derivative instruments, net	(497)	(1,388)
Total derivative loss, net	$(501)	$(2,024)
_____________________
(a)Includes noncash losses of $147 million and $172 million related to Dutch TTF swap contracts during the three and nine months ended September 30, 2021, respectively.
(b)Includes the effect of liquidating certain of the Company's 2022 WTI swap contracts for cash payments of $13 million during the nine months ended September 30, 2021.
(c)Includes the effect of liquidating certain of the Company's 2021 NYMEX swap contracts for cash receipts of $447 thousand during the nine months ended September 30, 2021.